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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE:                CONTACT:

VALHI, INC.                           Bobby D. O'Brien
Three Lincoln Centre                  Vice President and Chief Financial Officer
5430 LBJ Freeway, Suite 1700          (972) 233-1700
Dallas, Texas 75240-2697


                    VALHI ANNOUNCES STOCK REPURCHASE PROGRAM

         DALLAS, TEXAS . . . April 1, 2005 . . . Valhi, Inc. (NYSE: VHI) announced today that its board of directors has authorized the repurchase of up to 5.0 million shares of Valhi's common stock in open market transactions, including block purchases, or in privately negotiated transactions, which may include transactions with affiliates of Valhi. The shares subject to the repurchase program represent approximately 4.2% of Valhi's 120 million shares of common stock outstanding. The stock may be purchased from time to time as market conditions permit.

         The stock repurchase program does not include specific price targets or timetables and may be suspended at any time. The share repurchase program will be conducted in compliance with all applicable state and federal laws. Depending on market conditions, the program could be terminated prior to completion. Valhi will use its cash on hand to acquire the shares. Repurchased shares will be retired and cancelled or may be added to Valhi's treasury and could be used for employee benefit plans, future acquisitions or other corporate purposes.

         Valhi, Inc. is engaged in the titanium dioxide pigments, component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium metals products and waste management industries.

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